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                                                                    EXHIBIT 5.1



                               February 22, 2000


U.S. Energy Systems, Inc.
515 N. Flagler Drive, Suite 707
W. Palm Beach, Florida 33401

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         On the date hereof, U.S. Energy Systems, Inc., a Delaware corporation (the "Company"), sent for filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 3,460,000 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock") to be granted under the Company's (i) 1996 Stock Option Plan (the "1996 Plan"), (ii) 1997 Stock Option Plan (the "1997 Plan") or (iii) 1998 Executive Incentive Compensation Plan (the "1998 Plan," and together with the 1996 Plan and the 1997 Plan, the "Plans"). We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended to date; (ii) records of corporate proceedings of the Company, authorizing the Plans, any amendments thereto, and the preparation of the Registration Statement and related matters;
(iii) the Registration Statement and exhibits thereto; (iv) the Plans; and (v) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that, assuming that (i) the Company maintains an adequate number of authorized and unissued shares of Common Stock available for issuance to those persons who exercise Options granted under the Plans, (ii) the consideration for shares of Common Stock issued pursuant to such Options is actually received by the Company as provided in the Plans, and (iii) that the shares of Common Stock will be issued in accordance with the terms of the Plans, the shares of Common Stock issued pursuant to the exercise of Options granted under the Plans will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


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                                     Very truly yours,


                                    /s/ Greenberg Traurig, P.A.
                                    ------------------------------------------
                                    GREENBERG TRAURIG, P.A.